Exhibit 10.40

Banc of America Leasing & Capital, LLC	Master Lease Agreement Number: 48869-90000

This Master Lease Agreement, dated as of July 25, 2019, (this “Agreement”), is by and between Banc of America Leasing & Capital. LLC, a Delaware limited liability Company having an office at 3400 Pawtucket Avenue, Riverside, RI 02915 (together with its successors and assigns, “Lessor”), and Photronics, Inc. as “Lessee”, a corporation existing under the laws of the state of Connecticut, and having its chief executive office and any organizational identification number as specified with its execution of this Agreement below. Certain defined terms used herein are Identified in bold face and quotation marks throughout this Agreement and in Section 15 below. This Agreement sets forth the terms and conditions for the lease of Equipment between Lessor and Lessee pursuant to one or more “Schedules” incorporating by reference the terms of this Agreement, together with all exhibits, addenda, schedules, certificates, riders and other documents and instruments executed and delivered in connection with such Schedule (as amended from time to time, a “Lease”). Each Lease constitutes a separate, distinct and independent lease of Equipment and contractual obligation of Lessee. This Agreement is not an agreement or commitment by Lessor or Lessee to enter into any future Leases or other agreements, or for Lessor to provide any financial accommodations to Lessee, Lessor shall not be obligated under any circumstances to advance any progress payments other funds for any Equipment or to enter into any Lease if there shall have occurred a material adverse change in the operations, business, properties or condition, financial or otherwise, of Lessee or any Guarantor. This Agreement and each Lease shall become effective only upon Lessor’s acceptance and execution thereof at its corporate offices set forth above.

1.       Lease; Term; Non-lnterference. Lessor and Lessee agree to lease Equipment described in Schedules entered into from time to time, together with all other documentation from Lessee required by Lessor with respect to such Lease. Upon receipt of any item or group of Equipment intended for Lease hereunder, Lessee shall execute a Schedule, with all information fully completed and irrevocably accepting such Equipment for Lease, and deliver such Schedule to Lessor for its review and acceptance. Provided no Event of Default has occurred, Lessee shall be entitled to use and possess the Equipment during the original Lease Term provided in the Schedule (together with any extensions or renewals thereof in accordance with terms of the Lease, the “Lease Term”) free from interference by any person claiming by, through or under Lessor.

2.       Rent.  “Rent” shall be payable to Lessor during the Lease Term in the amounts and at the times provided in the Schedule. If any Rent or other amount payable hereunder is not paid within 10 days of its due date, Lessee shall pay an administrative late charge of 5% of the amount not timely paid. All Rent and other amounts payable under a Lease shall be made in immediately available funds al Lessor’s address above or such other place as Lessor shall specify in writing. Unless otherwise provided herein, payments received under any Lease will be applied to all interest, fees and amounts owing thereunder (other than Rent), and then to Rent payable thereunder.

3.       Net Lease; Disclaimer Of Warranties. Each Lease is a net lease and a “finance lease” under Article 2A of the UCC, and Lessee waives all rights and remedies Lessee may have under sections 2A-508 - 2A-522 thereof, including any right to cancel or repudiate any Lease or to reject or revoke acceptance of any Equipment. Upon the “Acceptance Date” provided in the Schedule for each Lease, Lessee’s Obligations thereunder (i) shall be non- cancelable, absolute and unconditional under all circumstances for the entire Lease Term, (ii) shall be unaffected by the loss or destruction of any Equipment, and (iii) shall not be subject to any abatement, deferment, reduction, set-off, counterclaim, recoupment or defense for any reason whatsoever. LESSOR IS NOT A VENOOR OR AGENT OF THE EQUIPMENT VENDOR, AND HAS NOT ENGAGED IN THE SALE OR DISTRIBUTION OF ANY EQUIPMENT. LESSOR MAKES NO EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES AS TO TITLE, MERCHANTABILITY, PERFORMANCE, CONDITION, EXISTENCE, FITNESS OR SUITABILITY FOR LESSEE’S PURPOSES OF ANY EQUIPMENT, PATENT, TRADEMARK OR COPYRIGHT INFRINGEMENTS, THE CONFORMITY OF THE EQUIPMENT TO THE DESCRIPTION THEREOF IN ANY LEASE, OR ANY OTHER  REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO THE EQUIPMENT. If Equipment is not delivered or properly installed, does not operate as warranted, becomes obsolete, or is unsatisfactory for any reason, Lessee shall make all claims on account thereof solely against Vendor and not against Lessor. Lessee is solely responsible for the selection, shipment, delivery and installation of the Equipment and its Vendors, expressly disclaims any reliance upon any statements or representations made by Lessor in connection therewith, and has received and approved the terms of any purchase orders, warranties, licenses or agreements with respect to the Equipment. During the Lease Term, Lessee shall be entitled, on a non-exclusive basis. to enforce any applicable Vendor warranties, to the extent permitted thereby and by applicable law. Lessor assigns such warranties to Lessee, to the extent permitted thereby, and agrees to cooperate with Lessee, at Lessee’s sole cost and expense, in making any reasonable claim against such Vendor arising from any defect in the Equipment.

4.       Use; Maintenance; Location; Inspection. Lessee shall: (i) use, operate, protect and maintain the Equipment (a) in good operating order, repair, condition and appearance, in the same condition as when received, ordinary wear and tear excepted, (b) consistent with prudent industry practice (but in no event less than the extent to which Lessee maintains other similar equipment In the prudent management of its assets and properties), and (c) in compliance with all applicable insurance policies, laws, ordinances. rules, regulations and manufacturer’s recommended maintenance and repair procedures, and (ii) maintain comprehensive books and records regarding the use, operation, maintenance and repair of the Equipment. The Equipment shall be used only within the 48 contiguous United States, solely for business purposes (and not for any consumer, personal, home, or family purpose), and shall not be abandoned or used for any unlawful purpose. Lessee shall not discontinue use of any Equipment except for normal maintenance nor, through modifications, alterations or otherwise, impair the current or residual value, useful life, utility or originally intended function of any Equipment without Lessor’s prior consent. Any replacement or substitution of parts, improvements, upgrades. or additions to the Equipment during the Lease Term shall be the property of Lessor and subject to the Lease, except that if no Event of Default exists, Lessee may at its expense remove improvements or additions provided by Lessee that can be readily removed without impairing the value, function or remaining useful life of the Equipment. If requested by Lessor. Lessee shall cause Equipment to be plainly marked to disclose Lessor’s ownership, as specified by Lessor. Lessee shall not change the location or, in the case of over-the-road vehicles, the base of any Equipment specified in its Schedule without Lessor’s prior written consent. Lessor shall have the right to enter any premises where Equipment is located and inspect it (together with related books and records) at any reasonable time.

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5.       Loss and Damage. Lessee assumes all risk of (and shall promptly notify Lessor in writing of any occurrence of) any damage to or loss theft, confiscation or destruction of any Equipment from any cause whatsoever (a “Casualty”) from the date shipped or otherwise made available to Lessee and continuing until it is returned to and accepted by Lessor in the condition required by the Lease, including Section 8 of this Agreement If any Equipment suffers a Casualty which Lessee determines is reparable, Lessee shall at its expense promptly place the same in good repair, condition or working order. If any Equipment suffers a casualty which Lessee determines is beyond repair or materially impairs its residual value (a “Total Loss”), Lessee shall at Lessee’s option (unless an Event of Default has occurred and is then continuing, in which case it shall be at Lessor’s option) either (a) promptly replace such Equipment with a similar item reasonably acceptable to Lessor having an equivalent value, utility and remaining useful life of such Equipment, whereupon such replacement items shall constitute Equipment for all purposes the Lease, or (b) on the Rent payment dale following such Casualty (or, if none. within 30 days) pay lessor the Stipulated Loss Value for such Equipment, together with all Rent scheduled for payment on such dare, and all accrued interest, late charges and other amounts then due and owing under the Lease. Upon such payment following a Total Loss. the Lease with respect to the Equipment suffering a Total Loss shall terminate, and Lessor shall transfer all of its right, title and interest in such Equipment, free from all liens and encumbrances created by Lessor, but otherwise on an “AS-IS, WHERE-IS,” quitclaim basis. if less than all Equipment under a Schedule suffers a Total Loss, (i)the Stipulated Loss Value with respect to any such item of Equipment shall be calculated by reference to the allocable portion of “Lessor’s Cost” provided in the applicable Schedule, Rent or other amount related to such item, as reasonably determined by Lessor, and (ii) the remaining Rent under the Schedule shall be proportionately reduced as reasonably calculated by Lessor upon Lessor’s receipt of the payments described above.

6.       Insurance. Lessee, at its own expense, shall keep each item of Equipment insured against all risks for its replacement value, and in no event less than its Stipulated Loss Value, and shall maintain public liability and, with respect to Equipment that is over-the-road vehicles, automotive liability insurance against such risks and for such amounts as lessor may require. All such insurance shall (a) be with companies rated “A” or better by A.M. Best Company. in such form as Lessor shall approve, (b) specify Lessor and Lessee as insureds and provide that it may not be canceled or altered in any way that would affect the interest of Lessor without at least 30 days’ prior written notice to Lessor (10 days’ in the case of nonpayment of premium), (c) be primary, without right of contribution from any other insurance carried by Lessor and contain waiver of subrogation and “breach of warranty” provisions satisfactory to Lessor, (d) provide that all amounts payable by reason of loss or damage to Equipment shall be payable solely to Lessor, unless Lessor otherwise agrees (provided, however, that absent the existence of an Event of Default, Lessor agrees to promptly remit to Lessee any such insurance proceeds that are to be used by Lessee to repair or replace the applicable Equipment), and (e) contain such other endorsements as Lessor may reasonably require. Lessee shall provide Lessor with evidence satisfactory to Lessor of the required insurance upon the execution of any Schedule and promptly upon any renewal of any required policy.

7.        Indemnities; Taxes. Lessee’s indemnity and reimbursement obligations set forth below shall survive the cancellation, termination or expiration of any Lease or this Agreement

(a)      General indemnity. Lessee shall indemnify, on an after-tax basis, defend and hold harmless Lessor and its respective officers, directors, employees, agents and Affiliates (“Indemnified Persons”) against all claims, liabilities, losses and expenses whatsoever (except those determined by final decision of a court of competent jurisdiction to have been directly and primarily caused by the Indemnifier Person’s gross negligence or willful misconduct), including court costs and reasonable attorneys’ fees and expenses (together, “Attorneys’ Fees”), in any way relating to or arising out of the Equipment or any Lease at any time, or the ordering, acquisition, rejection, installation, possession, maintenance, use, ownership, condition, destruction or return of the Equipment, including any claims in negligence. strict liability in tort, environmental liability or infringement.

(b)     General Tax, indemnity. Lessee shall pay or reimburse Lessor, and indemnify, defend and hold Lessor harmless from, on an after-tax basis, all taxes. assessments, fees and other governmental charges paid or required to be paid by Lessor or Lessee in any way arising out of or related to the Equipment or any Lease before or during the Lease Term or after the Lease Term following an Event of Default, including foreign, Federal, stale, county and municipal fees, taxes and assessments, and property, value-added, sales, use, gross receipts. excise, stamp and documentary taxes, and all related penalties, fines, additions to tax and interest charges (“Impositions”), excluding only Federal and state taxes based on Lessor’s net income unless such taxes are in lieu of any Imposition Lessee would otherwise be required to pay hereunder. Lessee shall timely pay any Imposition for which Lessee is primarily responsible under law and any other Imposition not payable or not paid by Lessor, but Lessee shall have no obligation to pay any Imposition being contested in good faith and by appropriate legal proceedings, the nonpayment of which does not, in the opinion of Lessor, result in a material risk of adverse effect on the title, property, use, disposition or other rights of Lessor with respect to the Equipment. Upon Lessor’s request, Lessee shall furnish proof of its payment of any Imposition.

(c)     Income Tax indemnity. Lessor shall be treated for federal and state income tax purposes as the owner of the Equipment and shall be entitled to take into account certain Tax Benefits in computing its income tax liabilities in connection with any Lease. If Lessor suffers a Tax Loss by reason of any act or failure to act by Lessee, or Lessee’s breach of any representation, warranty or agreement in any Lease then, upon Lessor’s demand and at Lessor’s option, either:(i) all further Rent under the Lease, if any, shall be increased by an amount, or (ii) Lessee shall pay Lessor a lump sum amount, which in either case shall maintain the net economic after-tax yield, cash-flow and rate of return Lessor originally anticipated, based on Lessor’s federal and state corporate income tax rate in effect on the Acceptance Date of the applicable Schedule and other assumptions originally used by Lessor in evaluating the transaction and setting the Rent there for and other terms thereof. Lessee shall also pay Lessor on demand all interest, costs (including Attorneys’ Fees), penalties and additions to tax associated with the Tax Loss. Lessor shall have no obligation to contest any Tax Loss. All references to “Lesser” in this Section 7(c) shall include (A) Lessor’s successors and Assignees, and (B) each member of the affiliated group of corporations, as defined in Section 1504(a) of the Code, of which Lessor or such successor or Assignee is at any time a member. As used herein: “Tax Benefits” means all items of income, deduction (including depreciation consistent with Lessee’s representation in the applicable Schedule), credit, gain or loss relating to ownership of the Equipment as are provided to owners of similar equipment under the Code and applicable state tax laws in effect on the Acceptance Date of such Schedule; and “Tax Loss” means and will be deemed to be suffered if Lessor loses, is delayed in claiming, is required to recapture, is not allowed or may not claim all or any potion of any Tax Benefits, provided, however, that Lessee shall be under no obligation to make any payments with respect to a Tax Loss to the extent that it (1) is caused by Lessor’s failure to have sufficient taxable income to benefit from any Tax Benefits, or (2) results from any disposition of Equipment by Lessor other than a disposition of Equipment following an Event of Default.

8.      Return. Upon any cancellation, termination or expiration of any Lease (after the occurrence of an Event of Default or otherwise). Lessee shall, at its expense, Cause the Equipment to be prepared and adequately protected for shipment by an authorized manufacturer’s representative and either surrender it to Lessor in place or, if instructed by Lessor, ship the Equipment to Lessor, freight and insurance pre-paid, to a place designated by Lessor within the 48 contiguous United Stales, in the condition required under Section 4 hereof and under the applicable Schedule, able to be put into immediate service and to perform at manufacturer’s rated levels (if any), together with all related manuals, documents and records, and, if applicable, reassembled by an authorized manufacturer’s representative and immediately qualified for the manufacturer’s (or its authorized servicing representative’s) then available service contract or warranty. If requested by Lessor, Lessee shall, at its expense: (i) cause the Equipment to qualify for all applicable licenses or permits necessary for its operation and for its intended purpose, and to comply with all specifications and requirements of applicable federal, slate and local laws, regulations and ordinances; (ii) provide safe, suitable storage, acceptable to Lessor, for the Equipment for a period not to exceed 90 days from the date of return; and (iii) cooperate with Lessor in attempting to remarket the Equipment, including display and demonstration to prospective parties, and allowing Lessor to conduct a private sale on Lessee’s premises. If Lessee does not surrender or return any item of Equipment to Lessor on the date or in the condition required under a Lease, in addition to all other available rights and remedies, at Lessor’s election, such Equipment shall continue to be subject to all the terms and conditions of the Lease, with Rent and other charges continuing to accrue and be payable under the Lease with respect to such Equipment until it is so surrendered or returned to Lessor.

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9.       Lessee Representations and Agreements. Lessee represents, warrants and agrees that: (a) Lessee has had for the previous 5 years (except as previously disclosed to Lessor in writing) the legal name and form of business organization in the state described above; (b) Lessee’s chief executive office and notice address, taxpayer identification number and any organizational identification number is as described with its execution of this Agreement below; (c) Lessee shall notify Lessor in writing at least 30 days before changing its legal name, state of organization, chief executive office location or organizational identification number; (d) Lessee is duly organized and existing in good standing under the laws of the state described above and all other jurisdictions where legally required in order to carry on its business, shall maintain its good standing in all such jurisdictions, and shall conduct its businesses and manage its properties (and cause each of its Affiliates to conduct its businesses and manage its properties) in compliance with all applicable laws, rules or regulations binding, in any jurisdiction, on Lessee and its Affiliates including, without limitation, all anti-money laundering laws and regulations; (e) the execution, delivery and performance of this Agreement, each Lease and Related Agreement to which it is a party has been duly authorized by Lessee, each of which are and will be binding on and enforceable against Lessee in accordance with their terms, and do not and will not contravene any other instrument or agreement binding Lessee; and (f) there is no pending litigation, tax or environmental claim, proceeding, dispute or regulatory or enforcement action (and Lessee shall promptly notify Lessor of any of the same that may hereafter arise) that may adversely affect any Equipment or Lessee’s financial condition or impair its ability to perform its Obligations.

All covenants of Lessee that are based upon a specified level or ratio relating to assets, liabilities, indebtedness, rentals, net worth, cash flow, earnings, profitability, or any other accounting-based measurement or test, now or hereafter existing (collectively, the “Additional Covenants”), In that certain. Fourth Amended and Restated Credit Agreement dated September 27, 2018. by and between Lessee and Bank of America, N.A., as Syndication Agent, and JPMorgan Chase Bank, N,A., as Administrative Agent and Collateral Agent or in any replacement credit facility accepted in writing by Lessor between Lessee and a United States national banking association or other financial institution (a ‘‘Bank Facility”), are hereby incorporated into and made a part of this Agreement (with such adjustments to defined terms as may be necessary to assure consistency) without modification or amendment unless specifically accepted and approved in writing by Lessor. Lessee acknowledges and agrees that (i) the Additional Covenants in the form included in the existing Bank Facility shall be deemed to be permanently incorporated into this Agreement, and shall remain in effect for all purposes of this Agreement notwithstanding the cancellation or termination of a Bank Facility due to voluntary prepayment, payment at maturity, default or otherwise, unless a replacement credit facility with Additional Covenants has been accepted in writing by Lessor in its sole discretion prior to the effective date of such cancellation or termination of such Bank Facility, and (ii) any waiver of any breach (or anticipated breach) of any Additional Covenant under the Bank Facility (by reason of amendment, forbearance or otherwise) shall not constitute a waiver of the corresponding default (or anticipated default) under this Agreement unless specifically agreed to in writing by Lessor. Lessee hereby certifies that Lessor has been furnished a true, correct and complete copy of all documentation concerning the existing Bank Facility, and further covenants and agrees to promptly provide Lessor: (a) certified copies of true, correct and complete documentation of any other Bank Facility in effect from time to time, and any all proposed amendments and modifications to any Bank Facility; (b) notices of any event of default or other condition of non-compliance issued to Lessee in connection with a Bank Facility; (c) all financial statements and reports required pursuant to a Bank Facility and any certificates of compliance in the form required thereunder as they pertain to the Additional Covenants. and shall continue to provide the same to Lessor notwithstanding the cancellation or other termination of such Bank Facility for so long as any Obligations owing to Lessor remain outstanding in connection with this Agreement; and (d) prior written notice of the cancellation or termination of a Bank Facility for any reason. Lessee further acknowledges and agrees that any event of default under a Bank Facility shall constitute an Event of Default under this Agreement

10.    Title; Property; Additional Security. (a) Title; Personal Property. Each Lease is and is intended to be a lease of personal property for all purposes. Lessee does not acquire any right, title or interest in or to any Equipment, except the right to use and possess the same under the terms of the applicable Lease. Except as specifically provided in the applicable Schedule, Lessee has no right or option to extend the Lease Term of a Lease or purchase any Equipment Lessee assigns all of its rights (but none of its obligations) to Lessor under any purchase orders, invoices or other contracts of sale with respect to the Equipment, and conveys whatever right, title and interest it may now or hereafter have in any Equipment lo Lessor. Lessor shall be the sole owner of Equipment free and clear of all liens or encumbrances, other than Lessee’s rights under the Lease. Lessee will not create or permit to exist any lien, security interest, charge or encumbrance on any Equipment except those created by Lessor. The Equipment shall remain personal property at all times, notwithstanding the manner in which it may be affixed to realty. Lessee shall obtain and record such instruments and take such steps as may be necessary to (i) prevent any creditor, landlord, mortgagee or other entity (other than Lessor) from having any lien, charge, security interest or encumbrance on any Equipment, and (ii) ensure Lessor’s right of access to and removal of Equipment in accordance with the Lease.

(b)  Additional Security. To secure the punctual payment and performance of Lessee’s Obligations under each Lease and, as a separate grant of security, to secure the payment and performance of all other Obligations owing to Lessor, Lessee grants to Lessor a continuing security interest in the Collateral, provided, however, that if there then exists no Event of Default, Lessor’s security interest in Collateral subject to a Lease shall terminate upon the payment and performance of all Obligations of Lessee under the applicable Lease. Notwithstanding the grant of a security interest in any Collateral, Lessee shall have no right to sell, lease, rent, dispose or surrender possession, use or operation of any Equipment to any third parties without the prior written consent of Lessor. The foregoing grant of a security Interest shall not of itself be a factor in determining whether any Lease creates a lease or security interest in the Equipment under applicable provisions of the UCC.

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11.     Default. Each of the following (a “Default”) shall with the giving of any notice or passage of any time period specified, constitute an “Event of Default” hereunder and under all Leases: (I) Lessee fails to pay any Rent or other amount owing under any Lease within 10 days of its due date; (2) Lessee fails lo maintain insurance as required herein, or sells, leases, subleases assigns, conveys, or suffers to exist any lien, charge, security interest or encumbrance on, any Equipment without Lessor’s prior consent, or any Equipment is subjected to levy, seizure or attachment; (3) Lessee fails to perform or comply with any other covenant or obligation under any Lease or Related Agreement and, if curable, such failure continues for 30 days after written notice there of by Lessor to Lessee; (4) any representation. warranty or other written statement made to Lessor by Lessee in connection with this Agreement, any Lease, Related Agreement or other Obligation, or by any Guarantor pursuant to any Guaranty (including financial statements) proves to have been incorrect in any material respect when made; (5) Lessee (w) enters into any merger or consolidation with. or sells or transfers all or any substantial portion of its assets to, or enters into any partnership or joint venture other than in the ordinary course of business with, any entity, (x) dies (if a natural person), dissolves, liquidates or ceases or suspends the conduct of business, or ceases to maintain its existence, (y) if Lessee is a privately held entity, enters into or suffers any transaction or series of transactions as a result of which Lessee is directly or indirectly controlled by persons or entities not directly or indirectly controlling Lessee as of the date hereof, or (z) if Lessee is a publicly held entity, there shall be a change in the ownership of Lessee’s stock or other equivalent ownership interest such that Lessee is no longer subject to the reporting requirements of, or no longer has a class of equity securities registered under, the Securities Act of 1933 or the Securities Exchange Act of 1934; (6) Lessee undertakes any general assignment for the benefit of creditors or commences any voluntary case or proceeding for relief under the bankruptcy code, or any other law for the relief of debtors, or takes any action to authorize or implement any of the foregoing; (7) the filing of any petition or application against Lessee under any law for the relief of debtors, including proceedings under the federal bankruptcy code, or for the subjection of property of Lessee to the control of any court, receiver or agency for the benefit of creditors if such petition or application is consented to by Lessee or is otherwise not dismissed within 60 days from the date of filing; (8) any default occurs under any other lease, credit or other agreement or instrument to which Lessee and Lessor or any Affiliate of Lessor are now or hereafter party; (9) any default occurs under any other agreement or instrument to which Lessee is a party and under which there is outstanding. owing or committed an aggregate amount greater than $5,000,000; (10) any attempted repudiation, breach or default of any Guaranty; or (11) the occurrence of any event described in clauses (4) through (9) above with reference to any Guarantor or any controlling shareholder, general partner or member of lessee. Lessee shall promptly notify Lessor in writing of any Default or Event of Default

12.     Remedies. (a) Upon the occurrence of an Event of Default, Lessor may, in its discretion, exercise any one or more of the following remedies with respect to any or all Leases or Equipment: (1) cause Lessee to promptly discontinue use of or disable any Equipment, or to assemble and return any Equipment or other Collateral in accordance with the terms of the applicable Lease; (2) remedy such Event of Default or proceed by court action, either at law or in equity, to enforce performance of the applicable provisions of any Lease; (3) with or without court order, enter upon the premises where Equipment is located and repossess and remove the same, all without liability for damage to such premises or by reason such entry or repossession, except for Lessor’s, gross negligence or willful misconduct; (4) dispose of any Equipment in a public or private transaction, or hold, use, operate or keep idle the Equipment, tree and clear of any rights or interests of Lessee therein; (5) recover direct, incidental consequential and other damages for the breach of any Lease, including the payment of all Rent and other amounts payable thereunder (discounted at the Discount Rate with respect to any accelerated future amounts), and all costs and expenses incurred by Lessor in exercising its remedies or enforcing its rights thereunder (including all Attorneys’ Fees); (6) by written notice to Lessee, cancel any Lease and, as liquidated damages for the loss of Lessor’s bargain and not as a penalty, declare immediately due and payable an amount equal to the Stipulated Loss Value applicable to such Leases which Lessee acknowledges to be reasonable liquidated damages in light of the anti harm to Lessor that might be caused by an Event of Default and the facts and circumstances existing as of the Acceptance Date of each Lease; (7) without notice to Lessee, apply or set-off against any Obligations all security deposits, advance payments, proceeds of letters of credit, certificates of deposit (whether or not matured), securities or other additional collateral held by Lessor or otherwise credited by or due from Lessor to Lessee; or (8) pursue all other remedies provided under the UCC or other applicable law. Upon the commencement of any voluntary case under the federal bankruptcy code concerning the Lessee, the remedy provided in clause (6) above shall be automatically exercised without the requirement of prior written notice to Lessee or of any other act or declaration by Lessor, and the liquidated damages described therein shall be immediately due and payable. Lessee shall pay interest equal to the lesser of (a) 12% per annum, or (b) the highest rate permitted by applicable law (“Default Rate”) on (i) any amount other than Rent owing under any Lease and not paid when due, (ii) Rent not paid within 30 days of its due date, and (iii) any amount required to be paid upon cancellation of any Lease under this Section 12. Any payments received by Lessor after an Event of Default, including proceeds of any disposition of Equipment, shall be applied in the following order: (A) to all of Lessor’s costs (including Attorneys’ Fees), charges and expenses incurred in taking, removing, holding, repairing and selling or leasing the Equipment or other Collateral or enforcing the provisions hereof; (B) to the extent not previously paid by Lessee, to pay Lessor for any damages then remaining unpaid hereunder, (C) to reimburse Lessee for any sums previously paid by Lessee as damages; and (D) the balance, if any, shall be retained by Lessor.

(b)   No remedy referred to in this Section 12 shall be exclusive, each shall be cumulative (but not duplicative of recovery of any Obligation) and in addition to any other remedy referred to above or other wise available to Lessor at law or inequity, and all such remedies shall survive the cancellation of any Lease. Lessor’s exercise or partial exercise of; or failure to exercise, any remedy shall not restrict Lessor from further exercise of that remedy or any other available remedy. No extension of time for payment or performance of any Obligation shall operate to release, discharge. modify, change or affect the original liability of Lessee for any Obligations, either in whole or in part. Lessor may proceed against any Collateral or Guarantor, or may proceed contemporaneously or in the first instance against Lessee, in such order and at such times following an Event of Default as Lessor determines in its sole discretion. In any action to repossess any Equipment or other Collateral, Lessee waives any bonds and any surety or security required by any applicable laws as an incident to such repossession. Notices of Lessor’s intention to accelerate, acceleration, nonpayment, presentment, protest, dishonor, or any other notice whatsoever (other than notices of Default specifically required of Lessor pursuant to Section 11 above) arc waived by Lessee and any Guarantor. Any notice, given by Lessor of any disposition of Collateral or other intended action of lessor which is given in accordance with this Agreement at least 5 business days prior to such action, shall constitute fair and reasonable notice of such action.

13.     Assignment.  Lessor and any Assignee may assign or transfer any of Lessor’s interests in any Lease or Equipment without notice to Lessee, subject. however, to the rights of Lessee to use and possess the Equipment under such Lease for so long as no Event of Default has occurred and is continuing. Lessee agrees that: (i) the rights of any Assignee shall not be affected by any breach or default of Lessor or any prior Assignee, and Lessee shall not assert any defense, rights of set-off or counterclaim against any Assignee, nor hold or attempt to hold such Assignee liable for any such breach or default; (ii) no Assignee shall be required to assume any obligations of Lessor under any Lease except the obligation of non-interference in Section I above, (iii) any Assignee expressly assuming the obligations of Lessor shall thereupon be responsible for Lessor’s duties under the applicable accruing after assignment and Lessor shall be released from such duties, and (iv) Lessee shall execute and  deliver upon request such additional documents, instruments and assurances as Lessor deems necessary in order to (y) acknowledge and confirm all of the terms and conditions of any Lease and Lessor’s or such Assignee’s rights with respect thereto, and lessee’s compliance with all of the terms and provisions thereof, and (z) preserve, protect and perfect Lessor’s or Assignee’s right, title or interest hereunder and in any Equipment, including, without limitation, such UCC financing statements or amendments, control agreements, corporate or member resolutions, votes, notices of assignment of interests, and confirmations of lessee’s obligations and representations and warranties with respect thereto as of the dates requested. lessor may disclose to any potential Assignee any information regarding Lessee, any Guarantor and their Affiliates. Lessee shall not assign, pledge, hypothecate or in any way dispose of any of its rights or obligations under any Lease, or enter into any sublease or any Equipment, without Lessor’s prior written consent. Any purported assignment, pledge, hypothecation, disposal or sublease by Lessee made without Lessor’s prior written consent shall be null and void.

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14.     Financial and Other Data. (a) During any Lease Term, Lessee shall (i) maintain books and records in accordance with generally accepted accounting principles consistently applied (“GAAP”) and prudent business practice; (ii) promptly provide lessor, within 120 days after the close of each fiscal year, and. upon Lessor’s request, within 45 days of the end of each quarter of Lessee’s fiscal year, a copy of financial statements for Lessee requested by Lessor, in each case prepared in accordance with GAAP and (in the case of annual statements) audited by independent certified public accountants and (in the case of quarterly statements) certified by the chief financial officer of lessee; provided, however, that for so long as Lessee is legally and timely filing annual and quarterly financial reports on Forms 10-K and 10-Q with the Securities and Exchange Commission which are readily available to the public, the filing of such reports shall satisfy the foregoing financial statement reporting requirements for such entity; and (iii) furnish Lessor all other financial information and reports and such other information as Lessor may reasonably request concerning lessee, its affairs, or the Equipment or its condition, location, use or operation.

(b)   lessee represents and warrants that all information and financial statements at any time furnished by or on behalf of Lessee are accurate and reasonably reflect as of their respective dates, results of operations and the financial condition of lessee or such other entity they purport to cover. Credit and other information regarding Lessee, its Affiliates, any Lease or Equipment may be disclosed by lessor to its Affiliates, agents and potential Assignees, notwithstanding anything contained in any agreement that may purport to limit or prohibit such disclosure.

15.     Definitions

As used herein, the following tens shall have the meanings assigned or referred to them below:

“Affiliate” means any entity controlling, controlled by or under common control with the referent entity; “control” includes (i) the ownership of 25% or more of the voting stock or other ownership interest of any entity and (ii) the status of a general partner of a partnership or managing member of a limited liability company.

“Assignee” means any assignee or transferee of all or any of Lessor’s right, title and interest in any Lease or any Equipment.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means and includes all of Lessee’s right, title and interest in and to all Equipment, together with: (i) all parts, attachments, accessories and accessions to, substitutions and replacements for, each item of Equipment; (ii) all accounts, chattel paper, and general intangibles arising from or related to any sale, lease, rental or other disposition of any Equipment to third parties, or otherwise resulting from the possession, use or operation of any Equipment by third parties, including instruments, investment property, deposit accounts, letter of credit rights, and supporting obligations arising thereunder or in connection therewith; (iii) all insurance, warranty and other claims against third parties with respect to any Equipment; (iv) all software and other intellectual property rights used in connection therewith; (v) proceeds of all of the foregoing, including insurance proceeds and any proceeds in the form of goods, accounts, chattel paper, documents, instruments, general intangibles, investment property, deposit accounts, letter of credit rights and supporting obligations; and (vi) all books and records regarding the foregoing. in each case, now existing or hereafter arising.

“Discount Rate” means the 1-year Treasury Constant Maturity rate as published in the Selected Interest Rates table of the Federal Reserve statistical release H.15(519) for the week ending immediately prior to the original Acceptance Date of a lease (or if such rate is no longer determined or published, a successor or alternate rate selected by Lessor).

“Equipment” means the items, units and groups of personal property, licensed materials and fixtures described in each Schedule, together with all replacements, parts, additions, accessories and substitutions therefor, and “item of Equipment” means a “commercial unit” as defined and described in Article 2A of the UCC, and includes each functionally integrated and separately marketable group or unit of Equipment.

“Guarantor” means any guarantor, surety, endorser, general partner or co-lessee of Lessee, or other party liable in any capacity, or providing additional collateral security for, the payment or performance of any Obligations of Lessee.

“Guaranty” means any guaranty, surety instrument, security, indemnity, “keep-well” agreement or other instrument or arrangement from or with any Guarantor.

“Obligations” means and includes all obligations of Lessee owing to Lessor under this Agreement, any Lease or Related Agreement, or of any Guarantor owing to Lessor under any Guaranty, together with all other obligations, indebtedness and liabilities of lessee to Lessor under any other financings. leases, loans, notes, progress payment agreements, guaranties or other agreements, of every kind and description, now existing or hereafter arising, direct or indirect, joint or several, absolute or contingent, whether for payment or performance, regardless of how the same may arise or by what instrument, agreement or book account they may be evidenced, including without limitation, any such obligations, indebtedness and liabilities of lessee to others which may be obtained by Lessor through purchase, negotiation, discount, transfer, assignment or otherwise.

“Related Agreement” means and includes any Guaranty and any approval letter or progress payment, assignment, security or other agreement or addendum related to this Agreement, any Lease or any Collateral to which Lessee or any Guarantor is a party.

“Stipulated Loss Value” means, as of any particular date, the product obtained by multiplying the “Lessor’s Cost” specified in the Schedule by the percentage set forth in the “Schedule or Stipulated Loss Values” attached to the Schedule, specified opposite the Rent installment number (or date) becoming due immediately after the Casualty, Event of Default or other event requiring the calculation of Stipulated Loss Value. If there is no Schedule of Stipulated Loss Values attached to a Schedule, or if the Schedule of Stipulated Loss Values does not otherwise cover a Rent installment number (or date), Stipulated Loss Value on any Rent payment date shall equal the net present value of: (a) all unpaid Rent for the remainder of the Lease Term, plus (b) the amount of any purchase obligation, fixed price purchase option, or TRAC amount payment or, if there is no such obligation, option or payment, then the fair market value of the Equipment as of the end of the Lease Term, as estimated by lessor in its sole discretion, all discounted to present value at the Discount Rate.

“UCC” means the Uniform Commercial Code in effect in the state specified in Section 16(f) of this Agreement.

Master Lease Agreement	5

“Vendor” means the manufacturer, distributor, supplier or other seller (whether or not a merchant or dealer) of the Equipmen1 and any sales representative or agent thereof.

16.     Miscellaneous. (a) At Lessor’s request, Lessee shall execute, deliver, file and record such financing statements and other documents as Lessor deems necessary to protect Lessor’s interest in the Equipment and to effectuate the purposes of any Lease or Related Agreement, and Lessee authorizes, and irrevocably appoints Lessor as its agent and attorney-in-fact, with right of substitution and coupled with an interest, to (i) execute, deliver, tile, and record any such item, and to take such action for Lessee and in Lessee’s name, place and stead, (ii) make minor corrections to manifest errors in factual data in any Schedule and any addenda, attachments, exhibits and riders thereto, and (iii) after the occurrence of an Event of Default, enforce claims relating to the Equipment against insurers, Vendors or other persons, and to make, adjust, compromise, settle and receive payment under such claims; but without any obligation to do so.

(b)   Federal law requires all financial institutions to obtain, verify and record information that identifies each entity that obtains a loan or other financial accommodation. The first time lessee requests a financial accommodation from Lessor, the Lessor may ask for Lessee’s (or any Guarantor’s) legal name, address, tax ID number and other identifying information. Lessee shall promptly provide copies of business licenses or other documents evidencing the existence and good standing of Lessee or any Guarantor requested by Lessor.

(c)   Time is of the essence in the payment and performance of all of Lessee’s Obligations under any Lease or Related Agreement. This Agreement,, and each Lease or Related Agreement may be executed in one or more counterparts, each of which shall constitute one and the same agreement. All demands, notices, requests, consents, waivers and other communications concerning this Agreement and any Lease or Related A agreement shall be in writing and shall be deemed to have been duly given when received, personally delivered or three business days after being deposited in the mail, first class postage prepaid, or the business day after delivery to an express carrier, charges prepaid, addressed to each party at the address provided herein, or at such other address as may hereafter be furnished in writing by such party to the other.

(d)   Except as otherwise agreed between Lessee and Lessor in writing, Lessee shall reimburse Lessor upon demand for costs and expenses incurred by Lessor in connection with the execution and delivery of this Agreement, any Lease or Related Agreement. Lessee shall reimburse Lessor on demand for all costs (including Attorneys’ Fees) incurred by Lessor in connection with Lessee’s exercise of any purchase or extension option under any Lease, or any amendment or waiver of the terms of this Agreement or any Lease or Related Agreement requested by Lessee.

(e)  Any provisions of this Agreement or any Lease or Related Agreement which are unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions thereof, and any such unenforceability shall not render unenforceable such provisions in any other jurisdiction. Any requirement for the execution and delivery of any document, instrument or notice may be satisfied, in Lessor’s discretion, by authentication as a record within the meaning of, and to the extent permitted by, Article 9 of the UCC.

(f)   THIS AGREEMENT AND ANY LEASE OR RELATED AGREEMENT, AND THE LEGAL RELATIONS OF THE PARTIES THERETO, SHALL IN ALL RESPECTS BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF RHODE ISLAND, WITHOUT REGARD TO CHOICE OF LAW PRINCIPLES; THE PARTIES CONSENT AND SUBMIT TO THE JURISDICTION OF THE STATE AND FEDERAL COURTS OF SUCH STATE FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING THEREFROM, AND EXPRESSLY WAIVE ANY OBJECTIONS THAT IT MAY HAVE TO THE VENUE OF SUCH COURTS. THE PARTIES EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT THERETO. IN NO EVENT SHALL LESSOR HAVE ANY LIABILITY TO LESSEE FOR INCIDENTAL, GENERAL, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES. Any cause of action by Lessee against Lessor relating to this Agreement or any Lease or Related Agreement shall be brought within one year after any such cause of action first arises, and Lessee hereby waives the benefit of any longer period provided by statute.

(g)  EACH LEASE, TOGETHER WITH THIS AGREEMENT AND ANY REL.ATED AGREEMENTS, (i) CONSTITUTES THE FINAL AND ENTIRE AGREEMENT BETWEEN THE PARTIES SUPERSEDING ALL CONFLICTING TERMS OR PROVISIONS OF ANY PRIOR PROPOSALS, APPROVAL LETTERS, TERM SHEETS OR OTHER AGREEMENTS OR UNDERSTANDINGS BETWEEN THE PARTIES, (ii) MAY NOT BE CONTRADICTED BY EVIDENCE OF (y) ANY PRIOR WRITTEN OR ORAL AGREEMENTS OR UNDERSTANDINGS, OR (z) ANY CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR UNDERSTANDINGS BETWEEN THE PARTIES; and (iii) MAY NOT BE AMENDED, NOR MAY ANY RIGITTS THEREUNDER BE WAIVED, EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY THE PARTY CHARGED WITH SUCH AMENDMENT OR WAIVER.

In Witness Whereof, Lessor and Lessee have executed this Agreement as of the date first above written.

BANC OF AMERICA LEASING & CAPITAL, LLC (Lessor)		PHOTRONICS,INC. (Lessee)

By:	/s/ Denise C. Simpson	By:	/s/ JOHN P. JORDAN
Print Name:	Denise C. Simpson	Print Name:	JOHN P. JORDAN
Title:	Vice President	Title:	Sr Vice President, CFO & Treasurer
Taxpayer ID# :	06-0854886
Org. ID#(if any)
Chief Executive Office:
15 Secor Road
Brookfield, CT 06804

Master Lease Agreement	6

Banc of America Leasing & Capital, LLC	Amended Acceptance Notice/ Pay Proceeds Authorization

Master Lease Agreement Number: 48869-90000

Amended Schedule Number: 001 (the “Transaction”)

To: Banc of America Leasing & Capital, LLC

The undersigned hereby certifies that all property described in the above-referenced Transaction by and between Banc of America Leasing & Capital, LLC, and the undersigned has been furnished, that delivery and installation has been fully completed as required, and that such property has been irrevocably accepted and is satisfactory in all respects to the undersigned for purposes of the Transaction.

Subject to the holdback provisions set forth in the Schedule, We hereby authorize you to disburse the proceeds of this Transaction as follows:

Disburse To:	Amount:

Previously funded through Progress Payment(s)	$ 32,130,455.08 *(JPY 3,336,300,000)

Hold-Back from Vendor (NuFlare)	$ 3,576,780.16 *(JPY 370,700,000)

Credit to Sch 001 (Exchange Rate Fluctuation)	($ 112,559.44) *(USD)

TOTAL	$35,594,675.80 *(JPY 3,707,000,000)

*Portion held by Banc of America Leasing & Capital, LLC per the request of Photronics, Inc., and Hold-Back and Total amounts subject to adjustment, as stated in more detail in Section 9. of the Amended Schedule 001*

PHOTRONICS, INC. (Lessee)

By:	/s/ JOHN P. JORDAN

Printed Name:	JOHN P. JORDAN

Tittle:	Executive Vice President & CFO

Date:	FEBRUARY 8, 2021

Pay Proceeds Authorization 4.1.06	Page 1 of 1

Banc of America Leasing & Capital, LLC	Amended Schedule to Master Lease Agreement	Amended Schedule Number .001

This Schedule (“Schedule”), dated as of December 11, 2020, between Banc of America Leasing & Capital, LLC (“Lessor”) and .Photronics. Inc. (“Lessee”) is executed pursuant to Master Lease Agreement Number 48869-90000 dated July 25, 2019. (the “Master Lease”), which is incorporated into this Schedule by this reference. Unless otherwise defined in this Schedule, capitalized terms used in this Schedule have the respective meanings assigned to such terms in the Master Lease. If any provision of this Schedule conflicts with any provision of the Master Lease. the provisions contained in this Schedule shall prevail. Lessee hereby authorizes Lessor to insert the serial numbers and other identification data of the Equipment, dates, and other omitted factual matters or descriptions in this Schedule.

1.       Description of Equipment; Location. The Equipment subject to this Schedule, which has a cost to Lessor in the aggregate of $35,594,675.80 (JPY 3,707.000.000), which may include taxes, shipping, installation and other related expenses, if any (collectively “Lessor’s Cost”), are as follows:

.Quantity.	Description.	Lessor’s Cost
1	EBM-9000 Electron-Beam Mask Lithography System

Location of Equipment. The Equipment will be located or (in the case of over-the-road vehicles) based at the following locations:

.Location.	Address.	.City.	County.	.State.	ZIP
A	10136 S. Federal Way	Boise	Ada	ID	83716

2.      Acceptance. Lessee acknowledges and represents that the Equipment (a) has been delivered to, received and Inspected by Lessee, (b) is in good operating order, repair, condition and appearance, (c) is of the manufacture, design and capacity selected by Lessee and is suitable for the purposes for which the Equipment is leased, and is acceptable and satisfactory to Lessee. (d) does not require any additions or modifications to make it suitable for use, other than ancillary modifications or additions normally made by lessees of similar assets. and is available for use and lease by Lessee and Lessor, and (e) has been irrevocably accepted as “Equipment” leased by Lessee under this Schedule as of the date written below (the “Acceptance Date”). Lessee hereby authorizes and directs Lessor to reimburse Lessee or pay Vendors for the purchase price of the Equipment in accordance with Vendors’ invoices therefor, receipt and approval of which are hereby reaffirmed by Lessee.

3.       Lease Term. The original Lease Term for the Lease of Equipment under this Schedule consists of: (i) an “Interim Term” (if any) beginning on the Acceptance Date, and continuing through and including the day preceding the Base Date; and (ii) a “Base Term” of Sixty (60) months, beginning on December 30, 2020 (the “Base Date”).

4.       Rent   Rent payable under this Schedule consists of: (i) ‘‘Interim Rent’’,   which shall be due Lessor for each day of the Interim Term and equal the daily equivalent of the initial Base Rent, and payable on the Base Date; and (ii) “Base Rent”, which shall be payable in arrears in Three (3) consecutive monthly installments of $39.071.98 each, followed by Nine (9) consecutive monthly installments of $626.960.07 each, followed by Forty-Eight (48) consecutive monthly installments of $479,988.05 each, or as set forth in the Schedule of Base Rent installments attached hereto, with the first Base Rent installment being payable Thirty (30) days following the Base Date and the remaining Base Rent installments being payable on the 30th day of each succeeding month.

5.       Tax Exemption; Personal Property Taxes. Lessor will invoice Lessee for all sales and use taxes as and when due and payable in accordance with applicable law, unless Lessee timely delivers to Lessor a valid exemption certificate with respect to such taxes. Delivery of such certificate shall constitute Lessee’s representation and warranty that no such taxes shall become due and payable with respect to the Equipment, and Lessee shall indemnify and hold harmless Lessor from and against any and all liability or damages, including late charges and interest which Lessor may incur by reason of the assessment of such taxes. Notwithstanding any provision to the contrary in this Lease, Lessor shall file directly with all appropriate taxing authorities all declarations, returns, inventories and other documentation with respect to any personal property taxes due or to become due with respect to the Equipment (“Taxes”) and  shall pay on or before the date when due all such Taxes assessed, billed or otherwise payable with respect to such Equipment directly  to  such  taxing authorities. Lessee shall indemnify and, upon demand, reimburse Lessor for all Taxes paid by Lessor. The indemnity, covenants and reimbursement obligations set forth herein shall continue in full force and effect and shall survive the expiration or earlier termination of this Lease.

Lease Schedule (standard FMV) 4.1.06	Page 1 of 3

6.       Tax Matters. Lessee represents, warrants and agrees that (i) Lessee will not claim that Lessee is the owner of the Equipment or that Lessee is otherwise entitled to all or any of the Tax Benefits; (ii) the Equipment will not require any improvements,  modifications, or additions  (other than ancillary  or incidental items  of removable  equipment)  in  order to be rendered complete for its intended use by  Lessee; (iii) the Equipment  will not constitute “limited use  property”  within the meaning of Rev. Proc. 2001-28; (iv) during the Lease  Term, Lessor  shall not be required  to  include in its  gross income for federal income tax purposes (1) any amount derived from the cost of any alteration, addition, improvement, modification, replacement, or substitution of the Equipment or from any refund or  credit  from  the  Vendor  of  the Equipment  or  (2) any  foreign  source  income under Section 863 of the  Code; (v) the  Equipment  will not constitute “public utility property” or “tax-exempt use  property” within the meaning of  Sections  168(i)(10)  or  168(h)  of the  Code; and (vi) the Equipment constitutes “qualified property” eligible for the additional “bonus depreciation” deduction allowance described in Section 168(k) of the Internal Revenue Code of 1986, as amended,  and Lessee acknowledges  that Lessor has assumed such eligibility in reliance upon the foregoing representation and warranty of Lessee. The definition of “Tax Benefits• set forth in Section 7(c) of the Master Lease is hereby amended to include such allowance, and any loss, disallowance, recapture or delay in claiming of such allowance shall constitute a “Tax Loss” as defined therein.

7.       Further Representations and Agreements. Lessee represents, warrants and agrees as follows: (a) all representations and warranties of Lessee contained in the Master Lease are restated as of the Acceptance Date and are true and correct as of such date; (b) there has been no material adverse change in the operations, business, properties or condition, financial or otherwise, of Lessee or any Guarantor since October 31. 2019; (c) there exists no Default or Event of Default as of the Acceptance Date; and (d) the operation and maintenance of any Equipment in the ordinary course by Lessee does not require the entry into any software or other intellectual property rights agreement with any licensor or other person, except as disclosed to Lessor in writing prior to the Acceptance Date.

8.       Lease Options.

(A)   Extension: Purchase Options.. Provided no Event of Default has occurred and remains uncured, and upon Lessee having provided Lessor with written notice not more than 360 days or less than 180 days prior to expiration of the Lease Term, Lessee may irrevocably elect to:

(i)
extend the Lease Term as to all and not less than all of the Equipment under this Schedule for a renewal period to be agreed upon by Lessee and Lessor for an amount equal to the then fair market rental value of the Equipment, as determined by Lessor, plus applicable taxes, payable monthly by Lessee to Lessor on the first day of each month during the extension term, or

(ii)
purchase all of Lessor’s right, title and interest in and to all, but not less than all, of the Equipment under this Schedule, free from all liens and encumbrances created by Lessor, but otherwise on an “AS-IS, WHERE-IS,” quitclaim basis, for a purchase price equal to: the then fair market value of the Equipment, as determined by Lessor; plus all Base Rent installments, late charges and other amounts then due and owing under the Lease; plus all applicable taxes, assessments and other charges due or payable in connection with the sale of the Equipment (collectively, the “Purchase Price”). Lessee shall pay Lessor the Purchase Price on or before the expiration of the Base Term in immediately available funds.

As used herein, “fair market value” means the amount which would be obtained in an arm’s-length transaction between an informed and willing buyer-user (other than a buyer-user currently in possession or a used equipment or scrap dealer) and an informed and willing seller, each under no compulsion to buy or sell, and “fair market rental value” means the amount which would be obtained in an arm’s-length transaction between an informed and willing lessee (other than a lessee currently in possession) and an informed and willing lessor, each under no compulsion to lease; provided, however, that in each such determination (a) the costs of removal of any Equipment from the location of current use shall not be a deduction from such value, (b) it shall be assumed (whether or not the same be true) that the Equipment has been maintained and would have been returned to Lessor in compliance with the requirements of this Lease, and (c) if any Equipment has been attached to or installed on or in any other property leased or owned by Lessee, the value for such Equipment shall be determined on an installed basis, in place and in use.

Lease Schedule (standard FMV) 4.1.06	Page 2 of 3

(B)     Early Buy-Out.   Provided no Event of Default has occurred and then remains uncured, Lessee may, by written notice to Lessor, purchase all, but not less than all, Equipment subject to this Schedule as of the due date for the Forty-Eighth (48), scheduled Base Rent installment (the “Early Buy-Out Date”).  Such notice to Lessor shall be given not more than 360 days or less than 180 days prior to the Early Buy-Out Date and once given shall be irrevocable.   On the Early Buy-Out Date, Lessee shall pay to Lessor the Base Rent installment then due, together with all accrued interest, late charges and all other amounts then due and owing under this Lease, plus an amount equal to Thirty-Nine and 8400/10000 percent (39.8400%) of Lessor’s Cost for all Equipment, which Lessor and Lessee acknowledge represents a reasonable current estimate of the fair market value of the Equipment as of the Early Buy -Out Date, plus any applicable taxes. Upon such payment, the obligation of Lessee to pay Rent hereunder with respect to the Equipment after the Early Buy-Out Date shall cease, the Lease Term of this Lease shall terminate on the Early Buy-Out Date, and Lessor shall convey all of its right, title and interest in the Equipment to Lessee free from all liens and encumbrances created by Lessor, but otherwise on an “AS-IS, WHERE-IS,” quitclaim basis.

9.       Holdback. Lessee has requested, and Lessor has agreed, that Lessor withhold from the vendor of the Equipment a portion of the Lessor’s Cost in the amount of $3.576.780.16. (subject to adjustment as described below. the “Holdback Amount’’) for a period not to exceed 150 days (the “Holdback Period”). It shall be deemed an Event of Default in the event Lessee does not, for whatever reason, authorize Lessor (both in writing and through verbal telephonic confirmation) to disburse the Holdback Amount to the vendor prior to the expiration of the Holdback Period. The Holdback Amount is an estimate based on an amount withheld from the vendor of the Equipment equal to JPY 370,000,000 at US Dollar to Japanese Yen (USO to JPY) exchange rates in effect on or about the date of this Schedule. Lessee acknowledges and agrees that the Holdback Amount will be adjusted to reflect the US Dollar to Japanese Yen (USD to JPY) exchange rates in effect and available to Lessor on or about the date on which Lessor funds the Holdback Amount to the vendor of the Equipment. Lessee authorizes Lessor to adjust all amounts set forth in this Schedule to reflect the actual and final Holdback Amount, as funded by Lessor, and Lessee shall promptly, upon Lessor’s request, confirm in writing the final US Dollar equivalent of the Holdback Amount and any and all amounts adjusted in this Schedule as a result of the determination of the actual and final Holdback Amount.

This Schedule and any other documents or instruments executed by either party in connection herewith (collectively the “Documents”), may be executed and delivered by facsimile signature or other electronic or digital means (including, without limitation, Adobe’s Portable Document Format (“PDF”)). Any such signature shall be of the same force and effect as an original signature, it being the express intent of the parties to create a valid and legally enforceable contract between them. The exchange and delivery of the Documents and the related signature pages via facsimile or as an attachment to electronic mail (including in PDF) shall constitute effective execution and delivery by the parties and may be used by the parties for all purposes. Notwithstanding the foregoing, at the request of either party, the parties hereto agree to exchange inked original replacement signature pages as soon thereafter as reasonably practicable.

BANC OF AMERICA LEASING & CAPITAL, LLC	PHOTRONICS, INC.

Printed Name:	Alison R Hook	Printed Name:	JOHN P. JORDAN
Title:	Senior Vice President	Title:	Executive Vice President & CFO
Acceptance Date:	December 30, 2020

Where multiple counterpart originals of this Schedule have been executed by Lessee and Lessor, only the counterpart marked “Lessor’s Copy” shall be deemed chattel paper evidencing the Lease of Equipment subject to this Schedule, and a security interest in such chattel paper and Lease may be perfected through the transfer and possession of the “Lessor’s Copy” of such Schedule only, without the need to transfer possession of the Master Lease, any Related Agreement or any other document executed and delivered in connection with this Lease.

The terms applicable to the Lease of Equipment subject to this Schedule are supplemented by the following:
Annex I:	Schedule of Stipulated Loss Values
Annex II:	Supplemental Maintenance and Return Conditions

Lease Schedule (standard FMV) 4.1.06	Page 3 of 3

ANNEX I
TO AMENDED
SCHEDULE NO. 001
48869-90000

SCHEDULE OF
STIPULATED LOSS VALUES

Base Rent Installment Number	Stipulated Loss Value Percentage	Base Rent Installment Number	Stipulated Loss Value Percentage
0	103.50	31	66.41
1	103.57	32	65.19
2	103.63	33	63.96
3	103.70	34	62.73
4	102.11	35	61.50
5	100.53	36	60.27
6	98.94	37	59.04
7	97.35	38	57.80
8	95.75	39	56.57
9	94.16	40	55.33
10	92.56	41	54.09
11	90.96	42	52.85
12	89.35	43	51.61
13	88.16	44	50.36
14	86.97	45	49.11
15	85.77	46	47.87
16	84.57	47	46.62
17	83.37	48	45.37
18	82.17	49	44.11
19	80.97	50	42.86
20	79.77	51	41.60
21	78.56	52	40.34
22	77.35	53	39.08
23	76.14	54	37.83
24	74.93	55	36.57
25	73.72	56	35.31
26	72.51	57	34.05
27	71.29	58	32.79
28	70.07	59	31.52
29	68.85	60	30.26
30	67.63

ANNEX II
TO AMENDED
SCHEDULE NO. 001
48869-90000

SUPPLEMENTAL MAINTENANCE AND RETURN CONDITIONS
SEMICONDUCTOR MANUFACTURING

In addition to the maintenance and return provisions applicable to all Equipment set forth in the Master Lease, the following shall apply to the Equipment subject to the Schedule:

1.     Lessee will at all times use each item of Equipment for the purpose it was originally designed and at the rated capacities as specified by the original equipment manufacturer (“OEM”). Lessee shall (i) use each item of Equipment leased under the Schedule (each, an “Item”) solely in the conduct of the Lessee’s business, for the purpose for which such item was designed, (ii) operate, maintain, service and repair each such item (A) in material compliance with (1) the OEM and/or Supplier’s maintenance and operating manuals, or service agreements, issued by the OEM and/or Supplier or authorized service provider, if and to the extent then applicable to such Item, (2) the supply contract relating to such Item, and (3) all applicable laws pertaining to such Item; and (B) without limiting the foregoing, so as to cause each Item to be in good repair and operating condition and in at least the same condition as when accepted by Lessee under the Schedule, but taking into account ordinary wear and tear, any permitted modifications, and any other circumstances relating to the operation of such Item in the manner contemplated in the Master Lease and the Schedule, including this Annex; and (iii) maintain all records relating thereto, in a manner no less than Lessee’s normal customary practices with respect to similar equipment.

2.     Equipment shall be under the OEM’s continuous maintenance plan for the duration of the Schedule and at expiration of the Lease Term must be brought to the current revision level including but not limited to hardware and software upgrades and improvements. Maintenance and repairs to the Equipment shall be performed by the OEM or its authorized representative with the authority to sign the maintenance, service and/or repair log. Written records of all work performed on the Equipment shall be dated and signed by the appropriate authority, and kept by the Lessee.

3.    If any parts comprising any Item purchased and leased by Lessor on the Acceptance Date of the Schedule, or any replacement or substitute parts for such original parts, shall become worn out, lost, stolen, destroyed, damaged beyond repair or otherwise permanently unfit for use, Lessee, at its own expense , shall promptly replace such parts, or cause the same to be replaced, by replacement parts which are free of all liens and of such quality and in such manner that such Item shall be in as good an operating condition as, and have a value, remaining useful life and utility at least equal to the value, remaining useful life and utility of, such Item prior to such replacement (assuming such Item was, at the time of such replacement, in the condition required by the terms hereof). Immediately upon a conforming replacement part becoming incorporated or installed in or attached to such Item as above provided, without further act, (i) title to the replaced part shall vest in Lessee, free and clear of all rights of Lessor, and shall no longer be part of an Item hereunder, (ii) good title to such replacement part shall vest in Lessor free and clear of all liens and (iii) such replacement part shall become subject to the Lease and be deemed part of such Item for all purposes to the same extent as if originally incorporated or installed in or attached to such Item.

4.     Lessee shall ensure that all Equipment and the operation of such Equipment conforms to any and all applicable local, state, and federal laws.

5.     Lessee shall ensure that any and all inspections, overhauls, rebuilds, or certifications of the Equipment required to satisfy the terms and conditions of the Schedule, including this Annex, and the Master Lease that are scheduled within six months of the expiration of the Lease Term are completed prior to redelivery to Lessor.

6.     All tooling and documentation must be current, present and available.

7.     Decommissioning, decontaminating, dismantling, crating and installation of correct locking mechanisms, if any, are to be performed by the OEM, or its authorized service provider. Any transportation devices, such as crates, metal skids, lifting slings, brackets, etc. that were with the Equipment when originally delivered must be used.

8.    At time of return, all process fluids, gases and solids are to be removed from the Equipment and disposed of in accordance with prevailing waste disposal laws and regulations. Equipment must be purged, cleaned and decontaminated to allow for interstate transfer, storage and subsequent use, which decontamination shall materially comply with (A) Lessee’ s practices for equipment of the same type (but in no event to a standard less stringent than applicable industry standards, (B) OEM requirements and (C) any then applicable federal environment laws. Written certification of such removal and disposal shall be provided by the OEM or its authorized service provider

Annex II - Supplemental Maintenance and Return Conditions

9.     Equipment must be in a condition such that it can perform to the OEM’s then applicable specifications, and Lessee shall provide evidence, in the form of a letter from the OEM, that the Equipment qualifies for continued OEM maintenance service and OEM warranty, if applicable.

10.   At time of return, all passwords are to be reset to original, or made known to Lessor. In addition, the previous 12-month operating file, calibration report and decommissioning report from the OEM must be provided to Lessor upon return.

11.   Until the Equipment is decommissioned in readiness for redelivery to Lessor, the Equipment must remain operational with Lessee providing adequate electrical power, lighting, heat, water and compressed air necessary to maintain and demonstrate the Equipment to any potential buyer. Lessee shall permit Lessor to video record the Equipment “under power” at the Lessee’s facility at times mutually agreeable to the Lessor and Lessee prior to de- installation at the end of the Lease Term.

12.  Unless Lessee elects any purchase option set forth in the Lease, or unless otherwise instructed by Lessor, Lessee will notify Lessor in writing no less than 90 days prior to lease maturity and Equipment redelivery to facilitate coordination of inspection and other return logistics. If Lessee fails to give such notice, the Lease may, at Lessor’s option, continue on a month-to-month basis for 90 days after delivery of such notice.

Banc Of America Leasing & Capital, LLC	Personal Property Taxes

Master Lease Agreement No.  48869-90000

Amended Schedule No.  001

Tax laws require Banc of America Leasing & Capital, LLC, as legal owner of your leased equipment, to be responsible for listing the equipment under this lease contract, and any supplements thereto, for any Federal, State, County, or Municipal taxes applicable to this leased property, and for timely payment of taxes assessed thereon.

Your lease agreement defines your responsibility for reimbursement of these taxes to Banc of America Leasing & Capital, LLC promptly as Lessee.

Please acknowledge your understanding and acceptance of these conditions by signing and dating below:

I (We) will declare when listing property to taxing authorities, the equipment covered by this and any subsequent leases as LEASED equipment only.

I (We) will immediately notify Banc of America Leasing & Capital, LLC of any change in location of this equipment.

I (We) will reimburse Banc of America Leasing & Capital, LLC promptly upon receipt of invoices for any tax.es paid by Banc of America Leasing & Capital, LLC assessed on equipment we are leasing therefrom.

Equipment Location:

Location	Address	City	Country	State	ZIP
A	10136 S. FEDERAL WAY	BOISE	ADA	ID	83716

PHOTRONICS, INC.

/s/ JOHN P. JORDAN
BY
Executive Vice President & CFO
TITLE
2/8/21
DATE

Personal Property Tax 7-06	Page 1 of 1